UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2025

Pursuit Attractions and Hospitality, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11015	36-1169950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1401 17th Street Suite 1400
Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (602) 207-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.50 Par Value	PRSU	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 26, 2025, Pursuit Attractions and Hospitality, Inc. (the “Company”), certain wholly-owned subsidiaries of the Company as co-borrowers, the other loan parties party thereto, the lenders party thereto, and Bank of America, N.A., as administrative agent, L/C issuer and swing line lender, entered into the Second Amendment (the “Amendment”) to the Credit Agreement, dated as of January 3, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

The Amendment, among other things, (i) increased the principal amount of the revolving commitments under the initial revolving credit facility by $100.0 million (to a total of $300.0 million principal amount of revolving commitments under the initial revolving credit facility), (ii) extended the maturity date to September 25, 2030, (iii) removed the additional 10 basis point credit spread adjustment on Secured Overnight Financing Rate borrowings, and (iv) added Inversiones Turísticas Arenal S.A., a Costa Rican corporation and a wholly-owned subsidiary of the Company (“ITA”) as co-borrower and other wholly-owned affiliates of ITA and the Company as guarantors.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pursuit Attractions and Hospitality, Inc.
(Registrant)

Date: October 1, 2025	By:	/s/ Michael L. Bosco
Michael L. Bosco
	Title:	Chief Accounting Officer